Exhibit 99.13(a)(4)

June 7, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) of Form N-CSR dated June 7, 2024, of the Buffalo Funds and have the following comments:

1.	We are in agreement with the statements contained in the first, third, fourth and fifth paragraphs of Item 13(a)(4) as included on pages 149 and 150 of the N-CSR filing.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Kansas City, Missouri